UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 14, 2017

MINDBODY, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37453	20-1898451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4051 Broad Street, Suite 220
San Luis Obispo, California 93401
(Address of principal executive offices, including zip code)

(877) 755-4279
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)
On April 14, 2017, Jeremy Levine notified MINDBODY, Inc. (the “Company”) of his intention to resign as a Class I director of the Company effective as of June 13, 2017, in order to pursue other professional endeavors. Mr. Levine’s decision was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.
Item 8.01 Other Events.
In April 2017, following the recommendation of its nominating and corporate governance committee, the Company’s board of directors (the “Board”) nominated Court Cunningham to stand for election as a Class II director at the Company’s 2017 annual meeting of stockholders, which is scheduled to be held on June 14, 2017. In addition, the Company’s current Class II directors, Eric Liaw and Cipora Herman, will be standing for re-election as Class II directors at the Company’s 2017 annual meeting of stockholders.
Mr. Cunningham served as the Chief Executive Officer of Yodle, Inc., a provider of online marketing solutions acquired by Web.com Group, Inc., from April 2007 to June 2016. He was also a director of Yodle until its acquisition in March 2016. Prior to joining Yodle, Mr. Cunningham held the position of Chief Operating Officer at Community Connect, a niche social networking company, from April 2005 to April 2007. Prior to Community Connect, Mr. Cunningham served as Senior Vice President & General Manager of the Marketing Automation group at DoubleClick Inc., an online advertising company. Mr. Cunningham holds a B.A. in English from Princeton University and an M.B.A. from Harvard Business School.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDBODY, INC.

By:	/s/ Kimberly G. Lytikainen
Kimberly G. Lytikainen Chief Legal Officer and Secretary
Date: April 20, 2017